Exhibit 10.15
KBW, INC. 2009 INCENTIVE COMPENSATION PLAN
LONG-TERM INCENTIVE PROGRAM
          The Committee hereby establishes this KBW, Inc. Long-Term Incentive Program (the “LTIP”) under the KBW, Inc. 2009 Incentive Compensation Plan (the “Plan”). The LTIP is intended to allow the Company to make certain Awards under the Plan in furtherance of the purposes of the Plan. Capitalized terms that are not defined herein shall have the same meanings given to such terms in the Plan. The LTIP is subject to all of the terms and conditions of the Plan, and if any provision of the LTIP conflicts with any provision of the Plan, the terms and conditions of the Plan shall control.
          1. Awards. Subject to the terms and provisions of the Plan and the LTIP, the Committee may grant awards under the LTIP (“LTIP Awards”) in the form of Performance Units under the Plan to such Employees as the Committee may select in such amounts and pursuant to such terms and conditions consistent with the LTIP as the Committee shall determine and set forth in the applicable Award Agreement. Any such LTIP Awards for a Performance Cycle (within the meaning of Section 2(a) hereof) shall be made by the Committee not later than 90 days after the commencement of such Performance Cycle. Each Participant’s Award Agreement shall set forth the amount in dollars of such Participant’s LTIP Award that may be earned in accordance with Section 2 hereof with respect to a Performance Cycle. Unless otherwise determined by the Committee, LTIP Awards are intended to qualify as Performance-Based Compensation.
          2. Earning of LTIP Awards.
          (a) Performance Cycle. The LTIP shall be implemented by successive overlapping three-year Performance Cycles beginning on January 1 of each calendar year; provided, however, that, with respect to LTIP Awards granted in calendar year 2010, the Committee shall establish three LTIP Awards for each Participant hereunder consisting of (i) an amount with respect to the Performance Cycle consisting of calendar year 2010, (ii) an amount with respect to the Performance Cycle consisting of calendar years 2010 and 2011, and (iii) an amount with respect to the Performance Cycle consisting of calendar years 2010, 2011 and 2012.
          (b) Cumulative EPS Targets. The extent to which LTIP Awards with respect to a Performance Cycle shall become earned shall be determined by the Committee based upon the Company’s cumulative earnings per share as reported in the Company’s consolidated annual financial statements for such Performance Cycle, subject to any adjustment (if at all) as the Committee may determine in accordance with Section 12.2 of the Plan and the immediately following sentence hereof (“Cumulative EPS”). Not later than 90 days after the commencement of each Performance Cycle, and as otherwise required by the Plan, the Committee shall establish in writing the Threshold, Target and

Maximum Cumulative EPS Targets and any such adjustments (“Cumulative EPS Targets”) for such Performance Cycle.
          (c) Percentage of LTIP Awards Earned. Following the end of each Performance Cycle, the Committee shall determine and certify in writing the extent to which the Cumulative EPS Targets were in fact satisfied for such Performance Cycle, if at all, based on the Company’s actual Cumulative EPS (“Actual Cumulative EPS”) for such Performance Cycle and the percentage of the LTIP Awards earned for such Performance Cycle in accordance with the following schedule, subject to any adjustment by the Committee in its discretion in the case of any or all Participants, provided, however, that in the case of any Covered Employee, any such adjustment is made in accordance with Section 12.3 of the Plan:

Percentage of
Actual Cumulative	LTIP Awards
EPS	Earned
Maximum or above	200%
Target	100%
Threshold or Below	0%
Threshold
               If Actual Cumulative EPS is between Threshold and Target or between Target and Maximum, the percentage of LTIP Awards earned between 0% and 100% or between 100% and 200%, respectively, shall be determined by linear interpolation (subject to any adjustment otherwise permitted by this Section 2(c)).
          3. Settlement of LTIP Awards. Subject to Section 4 hereof, the percentage (if any) of each Participant’s LTIP Award stated in his or her Award Agreement that is earned with respect to a Performance Cycle as provided in Section 2(c) hereof shall be paid by the Company or a Subsidiary or Affiliate as soon as administratively practicable after (but no later than 2 1/2 months after the calendar year end coincident with) the end of such Performance Cycle. Payments hereunder shall be made in cash, Shares, or a combination thereof, in accordance with the Plan, as determined by the Committee in its discretion.
          4. Termination of Employment. Except as otherwise provided in this Section 4, a Participant shall not be entitled to any payment of an LTIP Award with respect to a Performance Cycle ending after his or her Termination. In the event of a Participant’s Termination during a Performance Cycle due to (a) Termination by the Company or a Subsidiary or Affiliate without Cause, (b) Termination by such Participant with Good Reason or (c) the Participant’s death, Disability or Retirement, such Participant will be entitled to payment of a pro-rata portion (based on the portion of such Performance Cycle that such Participant was actively employed by the Company or a Subsidiary or Affiliate) of his or her LTIP Award with respect to such Performance Cycle at the end of such Performance Cycle in accordance with the LTIP as if such Termination had otherwise not occurred.

          5. Miscellaneous. The Board or the Committee may, at any time and with or without prior notice, amend, alter, suspend or terminate the LTIP in accordance with Article XVI of the Plan. For the avoidance of doubt, prior to the time the Committee grants any LTIP Awards with respect to a particular Performance Cycle, the Committee shall have complete discretion to award or not award LTIP Awards with respect to such Performance Cycle.
          Adopted by the Compensation Committee: February 25, 2010

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